Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
CRH public limited company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares of EUR0.32 each (“Ordinary Shares”) under the CRH plc Equity Incentive Plan	Other	15,000,000 (3)	$94.71	$1,420,650,000	0.00015310	$217,501.52

Total Offering Amounts					$1,420,650,000		$217,501.52

Total Fee Offsets							—

Net Fee Due							$217,501.52

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Ordinary Shares of the Registrant which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Ordinary Shares. In addition, this Registration Statement pursuant to Rule 416(c) under the Securities Act, also covers an indeterminate amount of interests to be offered or sold pursuant to certain of the employee benefit plans described herein.

(2)
Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of the Registrant’s Ordinary Shares as reported on the New York Stock Exchange on May 6, 2025.

(3)	Represents number of Ordinary Shares reserved for awards under the applicable equity incentive plan.